Exhibit 10(e)

PERFORMANCE SHARE AWARD AGREEMENT

Wendy’s International, Inc.

March 17, 2006

THIS AGREEMENT, made as of March 17, 2006 (the “Date of Grant”), between Wendy’s International, Inc., an Ohio corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company has adopted the Wendy’s International, Inc. 2003 Stock Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee has determined to grant to the Grantee an Award of Performance Shares as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Performance Shares.

1.1 The Company hereby grants to the Grantee an award of              Performance Shares (the “Award”), subject to adjustment pursuant to Sections 3 and 4 hereof and the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 10 hereof. Subject to Sections 5 and 6 hereof, payment with respect to vested Earned Performance Shares shall be made entirely in Shares in accordance with Section 8 hereof.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Performance Cycle.

The Performance Cycle shall be the Company’s 2006 fiscal year, beginning on January 2, 2006 and ending on December 31, 2006.

3.	Performance Objective and Formula.

3.1 The Performance Objective established by the Committee with respect to the Performance Shares is positive diluted earnings per Share. For this purpose, diluted earnings per Share shall be as reported on the Company’s income statement for fiscal 2006 with the following adjustments:

(i) disregarding the impact of (a) costs incurred in connection with the initial public offering and any spin-off or other disposition of Tim Hortons Inc., including costs related to additional employees hired by Tim Hortons Inc. or its subsidiaries as a result of its becoming a separate reporting company, (b) interest costs or other expense incurred by Tim Hortons Inc.

(ii) related to revolving credit and other debt financing arrangements entered into by Tim Hortons Inc. in 2006, (c) the sale of equity of Tim Hortons Inc. in the initial public offering (which will decrease the Company’s reported earnings attributable to earnings of Tim Hortons Inc.), (d) the Tim Hortons Inc. initial public offering and any spin-off or other disposition of Tim Hortons Inc. on the Company’s 2006 income tax expense, (e) costs (including charges) incurred in connection with the sale or other disposition of one or more business units of the Company, (f) severance costs or other charges incurred in connection with the Company’s initiative to reduce its overhead as part of an organizational restructuring of the Company, and related costs of outside consultants and advisors, or (g) new accounting standards or interpretations issued in 2006; and

(iii) adding the budgeted consolidated earnings of Tim Hortons Inc. and any other business unit sold or otherwise disposed of to the earnings results of the Company for any period in 2006 for which the earnings results of Tim Hortons Inc. and any other business unit sold or otherwise disposed of are not included in the consolidated earnings results of the Company; and

(iv) adjusting the number of Performance Shares in the event of a spin-off of Tim Hortons Inc. prior to May 1, 2007, such that the Fair Market Value of the Performance Shares (calculated as though the Fair Market Value of a Performance Share is equal to the Fair Market Value of a Share) immediately prior to the spin-off is equal to the Fair Market Value of the Performance Shares (calculated in the same manner) immediately after the spin-off, and the number of Shares issued in settlement of the Earned Performance Shares shall be adjusted proportionately to the adjustment in the number of Performance Shares;

3.2 If the Company achieves this Performance Objective during the Performance Cycle and the Committee certifies to this result in accordance with Section 4 hereof, the Performance Shares shall be earned and, subject to Sections 4.1, 5, and 6.4 hereof, on May 1, 2007 (the “Issue Date”), the Grantee will be credited with a number of Earned Performance Shares equal to the number of Performance Shares listed in Section 1.1 multiplied by a factor determined in accordance with the matrix set forth in Appendix A attached hereto.

4.	Determination of Award.

4.1 Determination Notice. As soon as possible after the end of the Performance Cycle, the Committee will certify in writing whether the Performance Objective has been met for the Performance Cycle and determine the number of Earned Performance Shares, if any, in accordance with the matrix set forth in Appendix A; provided, that, if the Committee certifies that the Performance Objective has been met, the Committee may, in its sole discretion, reduce the number of Earned Performance Shares which may become payable to the Grantee with respect to the Award. The date of the Committee’s certification pursuant to this Section 4.1 shall hereinafter be referred to as the “Certification Date”. The Company will notify the Grantee (or the executors or administrators of the Grantee’s estate, if appropriate) of the Committee’s certification following the Certification Date (such notice, the “Determination Notice”). The Determination Notice shall specify (i) the Company’s reported diluted earnings per Share for the Performance Cycle as adjusted pursuant to Section 3, (ii) the relative placement on the matrix set forth in Appendix A of the Company’s three-year average total shareholder return measured against the three-year average total shareholder return of the companies comprising the Standard & Poor’s 500 Composite Index, and (iii) the number of Earned Performance Shares, if any, calculated in accordance with the Committee’s certification pursuant to this Section 4.1 and which may become payable to Grantee pursuant to Sections 6 or 7 hereof.

4.2 Dividend Equivalent Rights. As of the Issue Date, the Grantee shall also be issued a number of Dividend Equivalent Rights equal to the number of Earned Performance Shares. Each Dividend Equivalent Right represents the right to receive all of the cash dividends that are or would be payable with respect to the Share represented by the Earned Performance Share to which the Dividend Equivalent Right relates. With respect to each Dividend Equivalent Right, any such cash dividends shall be converted into additional Earned Performance Shares based on the Fair Market Value of a Share on the date such dividend is made (provided that no fractional Stock Units shall be granted). Each such additional Earned Performance Share shall be subject to the same terms and conditions applicable to the Earned Performance Share to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting, voting and payment provisions contained in Sections 6 through 9 of this Agreement. In the event that an Earned Performance Share is forfeited pursuant to Section 5 or 6 hereof, the related Dividend Equivalent Right shall also be forfeited.

5.	Forfeiture of Award Prior to Issue Date.

5.1 Termination of Employment. If the Grantee’s employment terminates for any reason prior to the Issue Date, the Award shall automatically terminate and the Grantee shall not be entitled to receive any Earned Performance Shares under Section 4 hereof or otherwise under this Agreement.

5.2 Misconduct. If prior to the Issue Date the Grantee has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (ii) breached any contract with or violated any fiduciary obligation to the Company or any of its Subsidiaries, or (iii) engaged in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of that Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries (each of (i), (ii) and (iii), an “Act of Misconduct”), the Award shall automatically terminate and the Grantee shall not be entitled to receive any Earned Performance Shares under Section 4 hereof or otherwise under this Agreement.

6.	Vesting of Earned Performance Shares.

6.1 Restrictions on Transfer. The Earned Performance Shares issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.2 Vesting Generally. Except as provided in Sections 6.3, 6.4 and 7 hereof, one-fourth (1/4) of the number of Earned Performance Shares issued hereunder (rounded down to the nearest whole Share, if necessary) shall vest on each of the first four (4) anniversaries of the Issue Date.

6.3 Effect of Certain Terminations of Employment. If the Grantee’s employment terminates as a result of the Grantee’s death, Retirement or becoming Disabled, or if the Grantee is terminated without Cause in connection with the disposition of one or more restaurants or other assets of the Company or its Subsidiaries or the sale or disposition of a Subsidiary, in each case if such termination occurs on or after the Issue Date, all Earned Performance Shares which have not become vested in accordance with Section 6.2 or 7 hereof shall vest, and the restrictions on such Earned Performance Shares shall lapse, as of the date of such termination. For purposes of this Award Agreement, Retirement shall mean termination of employment after attaining age 60 with at least 10 years of service (as defined in the Company’s qualified retirement plans) other than by reason of death, Disability or for Cause.

6.4 Forfeiture of Earned Performance Shares. Any and all Earned Performance Shares which have not become vested in accordance with Section 6.2, 6.3 or 7 hereof shall be forfeited and shall revert to the Company upon:

(i) the termination by the Grantee, the Company or its Subsidiaries of the Grantee’s employment for any reason other than those set forth in Section 6.3 hereof prior to such vesting; or

(ii) the commission by the Grantee of an Act of Misconduct prior to such vesting.

7.	Effect of Change in Control.

In the event of a Change in Control which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code, at any time on or after the Issue Date (but not before the Issue Date), all Earned Performance Shares which have not become vested in accordance with Section 6 hereof shall vest immediately.

8.	Delivery of Shares upon Vesting and Lapse.

8.1 Except as otherwise provided in Section 8.2 hereof, upon the vesting of Earned Performance Shares pursuant to Section 6.2, 6.3 or 7 hereof, the Grantee shall be entitled to receive one (1) Share for each vested Earned Performance Share. Evidence of book entry Shares or, if requested by the Grantee prior to such vesting, a stock certificate with respect to such Earned Performance Shares, shall be delivered to the Grantee as soon as practicable following the date on which such Earned Performance Shares have vested, free of all restrictions hereunder.

8.2 With respect to Earned Performance Shares which have vested upon the Grantee’s death pursuant to Section 6.3 hereof, the Grantee’s estate shall be entitled to receive one (1) Share for each vested Earned Performance Share. Evidence of book entry Shares or, if requested by the executors or administrators of the Grantee’s estate, a stock certificate with respect to such Shares, shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the Company’s receipt of acceptable documentation evidencing such individual’s representation of the Grantee’s estate, free of all restrictions hereunder.

9.	Dividends and Voting Rights.

The Grantee (or his or her representative) shall have no rights of a stockholder with respect to any Earned Performance Shares until the Shares have been issued pursuant to Section 8 to the Grantee (or his or her representative).

10.	Execution of Award Agreement.

The Performance Shares granted to the Grantee pursuant to the Award shall be subject to the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than April 25, 2007 (the “Grantee Return Date”); provided that if the Grantee dies before the Grantee Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of the Grantee’s estate executes and returns this Agreement to the Company or its designee no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is not so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Performance Shares evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

11.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

12.	Adjustments.

To the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Award as Performance-Based Compensation, the Committee shall adjust the Performance Objective to reflect the impact of specified corporate transactions (such as a stock split or dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

13.	Withholding of Taxes.

Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of a stock certificate or evidence of book entry Shares with respect to vested Earned Performance Shares, the Grantee (or the Grantee’s estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Earned Performance Shares. By executing and returning this Agreement in the manner provided in Section 10 hereof, the Grantee (or the Grantee’s estate) shall be deemed to elect to have the

Company withhold a portion of such Earned Performance Shares having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction of the Withholding Taxes, such election to continue in effect until the Grantee (or the Grantee’s estate) notifies the Company at least four days prior to the applicable vesting date that the Grantee (or the Grantee’s estate) shall satisfy such obligation in cash, in which event the Company shall not withhold a portion of such Earned Performance Shares as otherwise provided in this Section 13.

14.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

15.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

16.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

17.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

18.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

19.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

20.	Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

21.	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

22.	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

WENDY’S INTERNATIONAL, INC.

By:

GRANTEE

APPENDIX A

[Spreadsheet setting forth Grantee’s performance objectives and calculations]